EXHIBIT 99.1

Neose Announces $17 Million Financing

Horsham, PA, February 13, 2003. Neose Technologies, Inc. (NasdaqNM:NTEC) today announced that is has entered into a definitive agreement to sell 2,866,763 shares of Neose common stock at $6.00 per share in a private placement, yielding more than $17 million in gross proceeds, with a group of institutional investors led by Domain Associates, L.L.C. Both new and existing investors participated in the private placement, in which JPMorgan acted as exclusive placement agent. The Company plans to use the proceeds of the private placement to advance its proprietary product program, as well as for general corporate purposes.

Brian H. Dovey, a general partner at Domain Associates, will be nominated for election to the Company’s board of directors at its annual meeting in May. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group (now Aventis), including serving as president of Rorer from 1986 to 1988. Mr. Dovey serves on the board of directors of Align Technology, Inc. and Cardiac Science, Inc., as well as five private companies. He also serves on the board of trustees for the Burnham Institute and the Wistar Institute.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies. By leveraging its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These second generation proteins are expected to offer significant advantages, including less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotech and pharmaceutical companies.

Neose Technologies, Inc.

CONTACTS:

Neose Technologies, Inc. Robert I. Kriebel Sr. Vice President and Chief Financial Officer Barbara Krauter Manager, Investor Relations (215) 315-9000 E-mail: info@neose.com

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the “Risk Factor” section of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001 and discussions of risks and uncertainties in Item 2 of our subsequent Quarterly Reports on Form 10-Q.